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                                                              Exhibit 99.(e)(12)

                            INDEMNIFICATION AGREEMENT

      THIS INDEMNIFICATION AGREEMENT is made this April 28, 1998, by and between SUNRISE MEDICAL, INC., a Delaware corporation (the "Company"), and (NAME) ("Indemnitee").

      WHEREAS, the Company desires to attract and retain the services of Indemnitee and to provide Indemnitee with adequate liability indemnification; and

      WHEREAS, the Company has been advised that it may provide such indemnification under and in accordance with Delaware law by entering into an agreement providing for broad indemnification of Indemnitee by the Company; and

      WHEREAS, the stockholders of the Company have approved an agreement providing for the indemnification of officers and directors of the Company and its subsidiaries to the maximum extent authorized by Delaware law in accordance with Section 145(f) of the Delaware General Corporation Law; and

      WHEREAS, the Company desires to enter in to this Agreement with Indemnitee to provide Indemnitee with indemnification in lieu of such insurance;

      NOW, THEREFORE, the Company hereby agrees as follows:

1.    INDEMNIFICATION

      1.1 Subject to Section 1.3 hereof, the Company hereby agrees to hold harmless and indemnify Indemnitee of and from all claims and all threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative, involving Indemnitee by reason of the fact that he is or was a director, officer, employee or agent of the Company (or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) including all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, to the broadest and maximum extent permitted by Delaware law.

      1.2 Without limiting the generality of Section 1.1 hereof, the indemnification provided for by Section 1.1. shall:

            (i) extend to and fully cover any Loss (as hereinafter defined) arising from any Claim (as hereinafter defined), whether such Claim is made against Indemnitee, individually or jointly with others, by reason of any Wrongful Act (as hereinafter defined) made in Indemnitee's capacity as a director, officer, employee and/or agent,

            (ii) include all rights of indemnification provided to Indemnitee under the existing provisions of the Bylaws of the Company, and


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            (iii) include all such additional rights of indemnification as might possibly be provided to Indemnitee under the indemnification provisions of Section 3.14 of the Bylaws of the Company or
                  Section 145 of the Delaware General Corporation Law and which shall not be violative of Section 145 of the Delaware General Corporation Law or contrary to the public policy of the State of Delaware.

1.3 Nothing in this Section 1 shall be deemed to provide any indemnity by the Company to Indemnitee on account of any matter:

            (i) in respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law, or

            (ii) for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company within the meaning of
                  Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law, or

            (iii) brought about or contributed to by the dishonesty of
                  Indemnitee if a final judgment or other final adjudication adverse to Indemnitee establishes that acts of active and deliberate dishonesty were committed or attempted by Indemnitee with actual dishonest purpose and intent and were material to the adjudications, or

            (iv) which is based on or attributable to Indemnitee having gained any personal profit or advantage to which he was not entitled, in the event that a final judgment or other final adjudication adverse to Indemnitee establishes that Indemnitee in fact gained such personal profit or other advantage to which he was not entitled, or

            (v) in respect of which any final decision by a court having jurisdiction of the matter shall determine that indemnification is not lawful.

1.4 If Indemnitee is an officer or director of the Company, the Company shall pay the expenses incurred by Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, provided that the Company receives an undertaking by or on behalf of Indemnitee to repay such amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized under this Agreement. The Company shall perform its obligation under this Section 1.4 until such time as it may determine that Indemnitee is not entitled to indemnification by virtue of one or more of the exclusions set forth in Section 1.3 hereof.

1.5 If Indemnitee is not an officer or director of the Company, the payment in advance of expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be conditioned upon the receipt by the Company of an

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            undertaking by such Indemnitee to repay such amounts advanced by the
            Company upon terms and conditions, if any, as the Board of Directors of the Company may deem appropriate.

1.6 The reference in Section 1.1. hereof to Delaware law is to Delaware law as the same exists from time to time but, in the case of any amendment to or change in Delaware law, only to the extent that such amendment or change permits the Company to provide broader or greater rights of indemnification than is permitted to the Company prior to such amendment or change.

1.7 Any reference in this Agreement to service by Indemnitee as an "agent" of the Company (or another corporation, partnership, joint venture, trust or other enterprise) shall include, without limitation, service by Indemnitee at the request of the Company, any Subsidiary or former Subsidiary, or any Subsidiary which is hereafter acquired or created by the Company, as a trustee, administrator, administrative committee or investment committee member, fiduciary, employee or agent of any employee benefit plan maintained by the Company or any other employer (or any trust or funding arrangement relating thereto).

2.    DEFINITIONS

      2.1 LOSS. The term "Loss" shall mean any amount Indemnitee is obligated or asserted to be obligated to pay in respect of his legal liability, whether actual or asserted, for a Wrongful Act, and shall include damages, judgments, settlements and costs, attorneys' fees, charges and expenses incurred in the defense of Claims.

      2.2 WRONGFUL ACT. The term "Wrongful Act" shall mean any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Indemnitee so alleged by any claimant or any other matter claimed against Indemnitee by reason of Indemnitee being a director, officer, employee or agent.

      2.3 SUBSIDIARY. The term "Subsidiary" shall mean any corporation of which at least 50% of the stock is owned by the Company or by another Subsidiary.

      2.4 CLAIM. The term "Claim" shall mean any suit, action, proceeding, investigation or claim threatened, whether civil, criminal, administrative or investigative, made or instituted against or with respect to Indemnitee and/or the property of Indemnitee either by or in the right of the Company or by or in the right of a party other than the Company.

3. SCOPE OF INDEMNIFICATION. Without limiting the generality of Section 1.1 hereof, this Agreement and the indemnification provided herein:

      3.1 Shall apply to Indemnitee in his capacity or capacities as a director, officer, employee or agent, or the like, of (i) the Company, (ii) any Subsidiary or former Subsidiary, or any Subsidiary which is hereafter acquired or created by the Company, and (iii)


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            corporations, partnerships, associations and entities other than the
            Company and its Subsidiaries where Indemnitee is directed or requested to serve by the Company;

      3.2 Shall be irrevocable and perpetual, and subject to Section 1.3 hereof, shall apply to any Claim arising or Loss incurred after the date hereof, whether made or incurred prior to or after the termination or Indemnitee's services to the Company as a director, officer, employee or agent; and

      3.3 Subject to Section 1.3 hereof, shall cover Losses arising from any Claims made against the estate, heirs, legal representatives or assigns of Indemnitee.

4. AGREEMENT TO BE LIBERALLY CONSTRUED. The purpose of this Agreement is to induce Indemnitee either to serve the Company in one or more of the capacities described in Section 3.1 hereof, or to induce Indemnitee to continue to serve in one or more such capacities. The Company acknowledges that, but for this Agreement and the expectation by Indemnitee that the Company will perform each of its obligations hereunder, Indemnitee may not consent to serve or to continue to serve the Company in such capacities. Therefore, it is the intention of the Company and Indemnitee that this Agreement be liberally construed so as to achieve its purpose of, subject to Section 1.3 hereof, protecting Indemnitee from and against Losses arising from Wrongful Acts. The Company agrees that it will not do or fail to do any act which would or might prevent or hinder the performance by the Company of its obligations under this Agreement.

5. AGREEMENT NOT EXCLUSIVE. The rights and benefits of Indemnitee, and the obligations of the Company, under this Agreement shall be in addition to, and shall not supersede or be in lieu of, the provisions (if any) relating to the indemnification of Indemnitee by the Company in the Certificate of Incorporation, Bylaws or resolutions of the Board of Directors of the Company; the provisions of policies of insurance of the Company; the provisions of policies of insurance or indemnification arrangements provided by persons or entities other than the Company; or applicable law. Notwithstanding anything to the contrary in this Agreement, the company agrees to defend, indemnify and hold harmless Indemnitee to the full extent permitted from time to time by applicable law. The Company agrees to maintain policies of insurance of the Company covering Indemnitee's liabilities for all claims, actions, suits and proceedings and all Losses subject to indemnification under this Agreement, for all periods extending until the expiration of the statute of limitations applicable to any such claim, action, suit, proceeding or Loss. Such policies of insurance of the Company shall provide such terms as the Company determines in good faith to be appropriate under the circumstances and shall include, without limitation, directors and officers liability insurance in an amount not less than $30 million and employee benefit plan fiduciary liability insurance in an amount not less than $10 million.

6. SEVERABILITY. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. In the event any provision of this Agreement is finally determined by the courts to require the Company to do or fail to do such an act, such provisions shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and as so limited or modified such


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      provision and the balance of this Agreement shall be enforceable in accordance with their terms.

7. CHOICE OF LAW. This Agreement is made and entered into pursuant to Section 145(f) of the Delaware General Corporation Law, and this Agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of Delaware.

8. CHOICE OF FORUM. The Company agrees that any action instituted by or on behalf of the Company under this Agreement or to enforce or interpret any provision of this Agreement shall be brought only in the state courts of the State of Delaware, and in no other court; and that if any action is instituted in any court by Indemnitee under this Agreement or to enforce or interpret any of its terms, the Company hereby agrees, and will at such time agree, to the exclusive jurisdiction and exclusive venue of such court, and to personal service upon the Company by such court, for the purpose of such actions, and will not attempt to transfer or remove such action to another court.

9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee's estate, heirs, legal representatives and assigns.

10. ATTORNEYS' FEES. In the event that any action is instituted by Indemnitee under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys' fees, incurred by Indemnitee with respect to such action, unless as a part of such action the court determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or were frivolous. In the event any action is instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee's counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee's material defenses to such action were made in bad faith or were frivolous.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.




                                              AGREED TO AND ACCEPTED
SUNRISE MEDICAL, INC.                         BY Indemnitee



By __________________________________         __________________________________
      Steven A. Jaye                          (NAME)
      Senior vice president, general
      counsel and secretary



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